Exhibit 99.1

DSP Group, Inc. Reports Third Quarter 2017 Results

Office/VoIP Revenues Reaching Record $10.1 Million and Major New Design Win for SmartVoice

GAAP and Non-GAAP Gross Margins Improve to 46.7% and 46.9%, respectively

LOS ALTOS, Calif., November 2, 2017 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the third quarter ended September 30, 2017.

Third Quarter Financial Review:

●	GAAP and non-GAAP diluted income per share of $0.02 and $0.10, respectively, compared to GAAP and non-GAAP diluted income per share of $0.23 and $0.19 for the third quarter of 2016, respectively
●	Revenues of $34.3 million, down 12% year-over-year
●	GAAP and non-GAAP gross margin of 46.7% and 46.9%, respectively, a 190 basis point improvement year-over-year
●	GAAP and non-GAAP operating income of $0.3 million and $2.1 million, respectively, compared to GAAP and non-GAAP operating income of $5.3 and $4.6 million for the third quarter of 2016, respectively
●	GAAP and non-GAAP net income of $0.6 million and $2.3 million, respectively, compared to GAAP and non-GAAP net income of $5.3 million and $4.5 million for the third quarter of 2016, respectively
●	Repurchase of 145,500 shares of common stock for approximately $1.7 million
●	Cash, deposits and marketable securities of $122.2 million as of September 30, 2017

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, “We are very pleased with our third quarter results that were ahead of our guidance in almost every financial metric, including a sequential new products revenue growth of 9%. Our GAAP and non-GAAP gross margin improved to a ten-year high, reaching 46.7% and 46.9%, respectively. Moreover, we are very excited about the solid momentum in our SmartVoice segment, as evidenced by eight new product launches, including by some of the world’s leading brands in consumer electronics. In our Office/VoIP segment, we delivered another record quarter with revenues surpassing $10 million for the first time.”

Mr. Elyakim further added, “While we do expect our fourth quarter revenues to soften on a sequential basis, mainly due to seasonal weakness in demand for cordless and VoIP products, following a record quarter for VoIP, we are well-positioned to resume revenue growth in 2018. We expect our SmartVoice business to be an important contributor to that growth with a broad array of exciting applications, including a noteworthy high volume design win for SmartVoice in a smartphone product by a leading mobile OEM. We also anticipate that the growth in our new product initiatives coupled with improved efficiencies will help to drive continued margin expansion.”

Third Quarter Product and Market Highlights:

●	New product revenues of $16.0 million or 47% of total revenues, representing a YoY decrease of 3%
●	Office/VoIP segment revenues of $10.1 million, representing a YoY increase of 32%
●	Home gateway revenues of $3.1 million, representing a YoY increase of 1%
●	IoT revenues of $1.5 million, representing a YoY increase of 24%
●	SmartVoice segment revenues of $1.4 million, representing a YoY decrease of 71%
●	High volume design win for SmartVoice in a smartphone product by a leading mobile phone OEM
●	GoPro selected our SmartVoice technology for its new Hero 6 black action camera
●	Four new smart speaker products by leading OEMs were launched that incorporate our SmartVoice technology for microphones beamforming and barge in
●	A leading OEM selected our SmartVoice technology for its newly launched smart watch
●	Libre Wireless selected our SmartVoice technology for its Mic-to-Cloud voice and media streaming module
●	LISNR created an advanced, ultra-low power acoustic data transmission solution based on our SmartVoice Technology
●	Howdens Joinery selected an IoT solution by Cloud of Things based on our ULE technology
●	Greenwave Systems incorporated our ULE and SmartVoice technology for voice assistance

Third Quarter GAAP Results:

Revenues for the third quarter of 2017 were $34.3 million, a decrease of 12% from revenues of $38.8 million for the third quarter of 2016. Net income for the third quarter of 2017 was $0.6 million, as compared to a net income of $5.3 million for the third quarter of 2016. Earnings per share for the third quarter of 2017 were $0.02, as compared to $0.23 earnings per share for the third quarter of 2016.

Third Quarter Non-GAAP Results:

Non-GAAP net income and earnings per share for the third quarter of 2017 were $2.3 million and $0.10, respectively, as compared to non-GAAP net income and earnings per share of $4.5 million and $0.19, respectively, for the third quarter of 2016. Non-GAAP net income and earnings per share for the third quarter of 2017 exclude the impact of amortization of acquired intangible assets in the amount of $425,000 associated with previous acquisitions; equity-based compensation expenses of $1.4 million; and changes in deferred taxes in the amount of $0.2 million related to intangible assets acquired in previous acquisitions and equity-based compensation expenses. Non-GAAP net income and earnings per share for the third quarter of 2016 exclude the impact of amortization of acquired intangible assets of $390,000 associated with previous acquisitions; equity-based compensation expenses of $1.5 million, changes in deferred taxes in the amount of $0.1 million related to intangible assets acquired in previous acquisitions and other income in the amount of $2.5 million related to reversal of provisions due to the elapse of applicable statute of limitations.

Earnings Conference Call Details

DSP Group will discuss its third quarter financial results, along with its outlook and guidance for the fourth quarter of 2017, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing +1 877 280 2296 (domestic US) or +1 646 254 3367 (international) approximately 10 minutes prior to the starting time. The password is 5789812. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: https://edge.media-server.com/m6/p/3pf2io5c

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 719 457 0820 (domestic US) or +44 207 984 7568 (international) and enter the company access code: 5789812#

Presentation on Non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted earnings per share presented in this press release is useful to investors in comparing results for the quarter ended September 30, 2017 to the same period in 2016 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation are reflected in its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s projection regarding the softening of the Company’s fourth quarter revenues and statements that the Company is well positioned to resume revenue growth in 2018, that the Company’s SmartVoice technology is an important contributor to that growth and the anticipation that the growth in the Company’s new product initiatives coupled with improved efficiencies will help to drive continued margin expansion. The results from these statements may not actually arise as a result of various factors, including the market penetration of new products, especially incorporating SmartVoice technology; unexpected delays in the commercial launch of new products; speed of decline in the cordless market; DSP Group's ability to manage costs; DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner and the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2016, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact:

Daniel Amir, Corporate Vice President, Business Development, Strategy and Investor Relations, +1-415-726-5900, Daniel.amir@dspg.com

CONSOLIDATED STATEMENTS OF INCOME

    (In thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$34,277	$38,768	$93,511	$102,591
Cost of revenues	18,270	21,418	50,760	57,639
Gross profit	16,007	17,350	42,751	44,952
Operating expenses:
Research and development, net	9,214	8,504	27,565	26,430
Sales and marketing	3,635	3,617	10,640	10,332
General and administrative	2,483	2,064	7,342	6,622
Amortization of intangible assets	425	390	1,275	1,032
Other income		(2,549)		(2,549)
Total operating expenses	15,757	12,026	46,822	41,867
Operating income (loss)	250	5,324	(4,071)	3,085

Financial income, net	382	344	1,216	910
Income (loss) before taxes on income	632	5,668	(2,855)	3,995

Taxes on income	54	334	19	494
Net income (loss)	$578	$5,334	$(2,874)	$3,501
Net earnings (loss) per share:
Basic	$0.03	$0.24	$(0.13)	$0.16
Diluted	$0.02	$0.23	$(0.13)	$0.15

Weighted average number of shares used in per share computations of net earnings (loss) per share:
Basic	22,276	21,943	22,186	21,798
Diluted	23,243	23,185	22,186	22,882

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$578	$5,334	$(2,874)	$3,501
Equity-based compensation expense included in cost of revenues	84	98	275	242
Equity-based compensation expense included in research and development, net	576	668	1,815	1,615
Equity-based compensation expense included in sales and marketing	273	230	870	555
Equity-based compensation expense included in general and administrative	505	465	1,566	1,293
Amortization of intangible assets	425	390	1,275	1,032
Other income related to reversal of provisions due to elapse of the respective statute of limitations	-	(2,549)	-	(2,549)
Changes of deferred taxes related to intangible assets and equity-based compensation expense	(157)	(93)	(319)	(253)
Non-GAAP net income	$2,284	$4,543	$2,608	$5,436

Weighted-average number of common stock used in computation of GAAP diluted net earnings (loss) per share (in thousands)	23,243	23,185	22,186	22,882

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	392	373	1,404	416

Weighted-average number of common stock used in computation of non-GAAP diluted net earnings per share (in thousands)	23,635	23,558	23,590	23,298

GAAP diluted net earnings (loss) per share	$0.02	$0.23	$ (0.13)	$ . 0.15
Equity-based compensation expense	0.06	0.06	0.19	0.16
Amortization of intangible assets	0.02	0.02	0.06	0.04
Other income related to reversal of provisions		(0.11)		(0.11)
Changes of deferred taxes related to intangible assets and equity-based compensation expense	-	(0.01)	(0.01)	(0.01)
Non-GAAP diluted net earnings per share	$0.10	$0.19	$0.11	$0.23

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$14,698	$17,752
Restricted deposits	514	70
Marketable securities and short term deposits	28,107	29,031
Trade receivables, net	19,990	19,069
Inventories	10,693	9,748
Other accounts receivable and prepaid expenses	2,838	2,331
Total current assets	76,840	78,001

Property and equipment, net	3,485	4,130

Long term marketable securities and deposits	78,855	78,092
Severance pay fund	14,772	12,751
Deferred income taxes	701	918
Intangible assets, net	9,447	10,723
Long term prepaid expenses and lease deposits	1,483	1,329
	105,258	103,813

Total assets	$185,583	$185,944

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$11,999	$12,540
Other current liabilities	11,393	13,359
Total current liabilities	23,392	25,899

Accrued severance pay	15,053	12,908
Accrued pensions	897	803
Deferred income taxes	490	787
Total long term liabilities	16,440	14,498

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	370,647	366,121
Accumulated other comprehensive loss	(1,458)	(1,852)
Less – Cost of treasury stock	(119,909)	(122,632)
Accumulated deficit	(103,551)	(96,112)
Total stockholders’ equity	145,751	145,547
Total liabilities and stockholders’ equity	$185,583	$185,944